                                                               Exhibit (a)(1)(A)


                                FREEMARKETS, INC.

                      OFFER TO EXCHANGE OUTSTANDING OPTIONS
              HAVING AN EXERCISE PRICE OF $20.00 PER SHARE OR MORE
                                 FOR NEW OPTIONS

                                  JULY 6, 2001

================================================================================

                    The Offer and Withdrawal Rights Expire At
                   5:00 P.M., Eastern Time, On August 3, 2001,
                          Unless The Offer Is Extended

================================================================================


         FreeMarkets, Inc. is offering option holders who are current employees (excluding executive officers and employees located outside of the United States) the opportunity to exchange all outstanding options to purchase shares of FreeMarkets common stock granted under the FreeMarkets, Inc. Second Amended and Restated Stock Incentive Plan (originally named the FreeMarkets OnLine, Inc. 1998 Stock Option Plan and also formerly known as the FreeMarkets, Inc. Amended and Restated Stock Incentive Plan) that have an exercise price of $20.00 per share or more ("eligible options") for new options to purchase shares of our common stock. Members of the board of directors of FreeMarkets are not eligible to participate in the offer.

         We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related election form (which together, as they may be amended or supplemented from time to time, constitute the "offer").

         All eligible options elected for exchange and accepted by us pursuant to the offer will be cancelled. The number of new options you will receive in exchange for any options you elect to exchange and that are accepted for exchange and cancelled by us will be determined by application of an exchange ratio that is based upon the exercise price of the eligible options as set forth in the table below (rounded up or down to the nearest whole number):

        EXERCISE PRICE OF             ELIGIBLE OPTIONS           NEW OPTIONS                  OPTION
        ELIGIBLE OPTIONS              TO BE EXCHANGED           TO BE RECEIVED            EXCHANGE RATIO
        ----------------              ---------------           --------------            --------------

        $200 or higher                      20                       1                          0.050
        $100 - $199.99                      10                       1                          0.100
         $50 - $99.99                        5                       1                          0.200
         $35 - $49.99                        3                       1                          0.333
         $20 - $34.99                      1.5                       1                          0.666

         Subject to the terms and conditions of this offer, we will grant the new options on or promptly after the first trading day that is at least six months and one day after the date on which we accept and cancel eligible options elected for exchange in the offer. If we accept and cancel eligible options elected for exchange on August 3, 2001 (which is the current scheduled expiration date of the offer), the replacement grant date will be February 4, 2002 or promptly thereafter. The exercise price per share of the new options will be the closing price of our common stock as reported on the Nasdaq National Market on the date we grant the new options.

         If you elect to exchange any eligible options, you must also surrender for cancellation all options granted to you on or after February 3, 2001 (the "required options"). No new options or other consideration will be issued in exchange for any required options that have an exercise price of less than $20.00. Required options with an exercise price of $20.00 per share or more will be exchanged at the applicable exchange ratio.

         This offer is not conditioned upon a minimum number of options being elected for exchange. This offer is subject to certain conditions, which we describe in Section 6 of this offer to exchange.

         Although our board of directors has approved this offer, neither we nor our board of directors makes any recommendation as to whether you should elect to exchange or refrain from electing to exchange your options. You must make your own decision whether to elect to exchange your options. Members of our board of directors and our executive officers are not eligible to participate in the exchange.

          You should direct questions about this offer or requests for assistance or for additional copies of this offer or the election form to Christina Spangler by telephone at (412) 297-8759 or by mail to FreeMarkets, Inc., FreeMarkets Center, 210 Sixth Avenue, Pittsburgh, Pennsylvania, 15222,
Attention: Christina Spangler.

                                    IMPORTANT

              If you elect to exchange your eligible options, you must complete and sign the election form accompanying this offer to exchange in accordance with its instructions, and mail or otherwise deliver it, together with the original copy of the grant certificate with respect to the eligible options you are electing to exchange, to FreeMarkets, Inc., FreeMarkets Center, 210 Sixth Avenue, Pittsburgh, Pennsylvania, 15222, Attention: Christina Spangler.

              We are not making this offer to, nor will we accept any election to exchange options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any election to exchange options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

              We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from electing to exchange your eligible options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this offer other than the information and representations contained in this document or in the related election form. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

         THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE SEC) OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                TABLE OF CONTENTS




                                                                           Page
                                                                           ----

Summary Term Sheet......................................................      1
Introduction............................................................     12
The Offer...............................................................     14
1.     Number of Options; Expiration Date...............................     14
2.     Purpose of the Offer.............................................     15
3.     Procedures for Electing to Exchange Options......................     16
4.     Withdrawal Rights................................................     17
5.     Acceptance of Options for Exchange and Grant of New Options......     18
6.     Conditions of the Offer..........................................     20
7.     Price Range of Common Stock Underlying the Options...............     23
8.     Source and Amount of Consideration; Terms of New Options.........     24
9.     Information Concerning FreeMarkets...............................     25
10.    Interests of Directors and Officers; Transactions and
       Arrangements Concerning the Options..............................     28
11.    Status of Options Acquired by Us in the Offer; Accounting
       Consequences of the Offer........................................     29
12.    Legal Matters; Regulatory Approvals..............................     29
13.    Material United States Federal Income Tax Consequences...........     30
14.    Extension of Offer; Termination; Amendment.......................     32
15.    Fees and Expenses................................................     33
16.    Additional Information...........................................     33
17.    Miscellaneous....................................................     35

SCHEDULE A
     Information Concerning the Directors and Executive Officers
     of FreeMarkets, Inc................................................    A-1

                               SUMMARY TERM SHEET

         The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the remainder of this offer to exchange and the accompanying election form because the information in this summary and in the introduction preceding this summary is not complete and may not contain all of the information that is important to you. Additional important information is contained in the remainder of this offer to exchange and the election form. We have included page references to the relevant sections of this offer to exchange where you can find a more complete description of the topics in this summary.


A.       GENERAL QUESTIONS ABOUT THE EXCHANGE

         1.       WHAT SECURITIES IS FREEMARKETS OFFERING TO EXCHANGE?

         We are offering to exchange all stock options issued under our Second Amended and Restated Stock Incentive Plan (originally named the FreeMarkets OnLine, Inc. 1998 Stock Option Plan and also formerly known as the FreeMarkets, Inc. Amended and Restated Stock Incentive Plan) that have an exercise price of $20.00 per share or more and are held by our current employees, excluding executive officers and employees based outside the United States. We refer to these stock options in this offer to exchange as the "eligible options" and to the FreeMarkets, Inc. Second Amended and Restated Stock Incentive Plan as the "incentive plan." This offer does not apply to shares of common stock previously purchased upon the exercise of options. In addition, if you elect to exchange any eligible options, you must also surrender for cancellation all options granted to you on or after February 3, 2001 (the "required options"). No new options or other consideration will be issued in exchange for any required options that have an exercise price of less than $20.00. Required options with an exercise price of $20.00 per share or more will be exchanged at the applicable exchange ratio. (Page 12)

         2.       WHY IS FREEMARKETS MAKING THE OFFER TO EXCHANGE?

         Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We are concerned that the purposes of the incentive plan are not being achieved and that these options are not creating a meaningful long-term performance incentive for employees to maximize stockholder value. By making this offer to exchange, we are giving our employees an opportunity to exchange their existing eligible options for new options, based on the applicable exchange ratio, that will have an exercise price equal to the closing price of our common stock on the Nasdaq National Market on the date that the new options are granted. We believe that the exchange will provide our employees with the benefit of holding options that over time may have a greater potential to increase in value, and thereby create better performance incentives for employees in order to maximize stockholder value. You are not required to accept this offer to exchange. The program is voluntary and you may choose to keep your eligible options at their current exercise prices. (Page 15)

         3.       HOW WILL THE EXCHANGE WORK?

         In order to accept our offer, you must make a voluntary, irrevocable election to exchange eligible options for new options ("new options") that we will grant on or promptly after the first trading day that is at least six months and one day after the date on which we accept and cancel eligible options elected for exchange in the offer (the "replacement grant date"). For example, if we accept and cancel the eligible options elected for exchange on August 3, 2001, which is the scheduled expiration date of the offer, the new options will not be granted until sometime from and after February 4, 2002. If you elect to exchange any eligible options, you must also surrender for cancellation all required options. No new options or other consideration will be issued in exchange for any required options that have an exercise price of less than $20.00. Required options with an exercise price of $20.00 per share or more will be exchanged at the applicable exchange ratio. Following our acceptance of your election to exchange eligible options, you will have no further rights in the options you have elected to exchange. (Pages 16, 18)

         4.       ARE THERE ANY CONDITIONS TO THE OFFER?

         Although the offer is not conditioned upon a minimum number of options being elected for exchange, the offer is subject to a number of other conditions, including the conditions described in Section 6. (Page 20)


B.       SPECIFIC QUESTIONS ABOUT ELIGIBILITY

         1.       WHO IS ELIGIBLE TO PARTICIPATE IN THE OFFER?

         The offer is open to all current employees of FreeMarkets and its subsidiaries (excluding employees who are executive officers of FreeMarkets and employees based outside the United States) who hold options that have an exercise price of $20.00 per share or more. Members of our board of directors are not eligible to participate in the offer. As of June 29, 2001, options to purchase 2,127,034 shares of our common stock (including 69,250 required options) had been granted under our incentive plan with an exercise price of $20.00 per share or more and were held by employees who are eligible to participate in the offer. In addition, as of June 29, 2001, 1,110,000 required options with an exercise price of less than $20.00 per share were held by employees who are eligible to participate in the offer. (Page 12)

         2. IF I ELECT TO EXCHANGE MY ELIGIBLE OPTIONS, MUST I REMAIN AN EMPLOYEE OF FREEMARKETS IN ORDER TO RECEIVE THE NEW OPTIONS?

         Yes. To receive a grant of new options pursuant to the offer and under the terms of the incentive plan, you must remain an employee of FreeMarkets or one of our subsidiaries from the date you elect to exchange options through the replacement grant date. As discussed below, we will grant the new options on or promptly after the first trading day that is at least six months and one day after the date on which we accept and cancel eligible options elected for exchange in the offer. If you are not an employee when the new options are granted, you will not be granted any new options or receive any other consideration in exchange for options that have been accepted for exchange and cancelled. (Page 18)

         3. WHAT HAPPENS IF I LEAVE FREEMARKETS AFTER I ELECT TO EXCHANGE MY OPTIONS?

         If your employment with us terminates for any reason prior to the expiration of this offer, you may withdraw the options you have elected for exchange and exercise them to the extent they are vested in accordance with their terms. However, in such event, you will not receive new options.

         If your employment with us terminates for any reason after your options are accepted and cancelled, you will only be entitled to receive a new option grant if you remain continuously employed by us through and including the replacement grant date.

         If you remain continuously employed through the replacement grant date but your employment terminates sometime after the replacement grant date, you will receive new options but only be able to exercise the new options to the extent they are vested and exercisable at the time of your termination, and you will only have the limited time period (specified in the new grant certificate) following your termination in which to exercise the vested portion.

         Once the options you have elected for exchange have been accepted and cancelled, you will have no rights with respect to the options you have elected for exchange, and they will not be reissued and returned to you for any reason.

         This offer does not change the "at will" nature of your employment with us, and your employment may be terminated by us or by you at any time, for any reason, with or without cause. Such termination may occur before the new options are issued to you or before they vest.


C.       SPECIFIC QUESTIONS ABOUT ELECTING TO EXCHANGE OPTIONS

         1.       MAY I ELECT TO EXCHANGE UNVESTED OPTIONS?

         Yes. You may elect to exchange your eligible options whether or not they are vested.

         2.       MAY I ELECT TO EXCHANGE OPTIONS THAT I HAVE ALREADY EXERCISED?

         No. This offer only pertains to outstanding options, and does not apply in any way to shares purchased upon the exercise of options. If you have exercised an eligible option in its entirety, that option is no longer outstanding and is therefore not subject to this offer. If you have exercised an eligible option in part, you may elect to exchange the remaining outstanding ("unexercised") portion of the option.

         3. IF I HAVE RECEIVED MORE THAN ONE OPTION GRANT, AM I REQUIRED TO ELECT TO EXCHANGE THE ELIGIBLE OPTIONS SUBJECT TO ALL OF MY GRANTS?

         No. If you have eligible options subject to more than one option grant, you are not required to elect to exchange all the eligible options subject to all of your option grants in order to participate in the exchange offer. You may elect to exchange the eligible options subject to certain option grants and retain others. However, if you elect to exchange any eligible options, you must also surrender for cancellation all required options. No new options or other consideration will be issued in exchange for any required options that have an exercise price of less than $20.00. Required options with an exercise price of $20.00 per share or more will be exchanged at the applicable exchange ratio.

         4. CAN I ELECT TO EXCHANGE ONLY A PORTION OF THE ELIGIBLE OPTIONS SUBJECT TO ANY ONE GRANT?

         No. If you elect to exchange any eligible options subject to an option grant, you must elect to exchange all of the outstanding eligible options covered by that grant. We will not accept partial exchanges of outstanding options subject to any one grant. You will be required to indicate in the election form the particular option grants you are electing to exchange. All options that are covered by the grant you elect to exchange will be cancelled.

         For example, if you currently hold an outstanding option to purchase 2,000 shares of our common stock at an exercise price of $95.00 (Grant A) and an outstanding option to purchase 5,000 shares of our common stock at an exercise price of $50.00 per share (Grant B), you may:

         o elect to exchange none of the eligible options subject to Grant A or Grant B;

         o elect to exchange all the eligible options subject to Grant A but none of the eligible options subject to Grant B;

         o elect to exchange all the eligible options subject to Grant B but none of the eligible options subject to Grant A; or

         o elect to exchange all the eligible options subject to Grant A and Grant B.

         You may not elect to exchange some but not all 2,000 outstanding eligible options subject to Grant A, or some but not all the 5,000 outstanding eligible options subject to Grant B. (Page 18)

         5.       WHAT HAPPENS IF I DO NOT ELECT TO EXCHANGE MY ELIGIBLE
                  OPTIONS?

         The eligible options you currently hold may be fully or partially vested. If you do not accept the exchange offer, then you may continue to exercise them according to the terms of your existing option documents. If your employment with us ends, you generally will be able to exercise your eligible options during the limited period specified in your option documents, to the extent those options are vested on the day your employment ends. However, if you accept the offer, your eligible options will be cancelled, and you will not be eligible to receive new options if you are not employed by us when the new options are granted. (Page 18)

         6. IF I ELECT OPTIONS FOR EXCHANGE, WHAT HAPPENS TO THE OPTIONS EXCHANGED?

         If you choose to participate in the exchange and we accept your eligible options for exchange, we will cancel any eligible options that you have elected for exchange. You will have no further rights in these options once they have been cancelled. (Page 29)

         7.       WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE
                  OFFER?

         If you exchange your eligible options for new options, you will not be required under current law to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. In addition, we believe that no taxable income is recognized upon the grant of new options. (Page 30)

         We recommend that you consult your own tax advisor to determine the federal, state, local and other tax consequences of electing to exchange options.


D.       SPECIFIC QUESTIONS ABOUT THE NEW OPTIONS

         1. HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR THE ELIGIBLE OPTIONS I ELECT TO EXCHANGE?

         Provided you meet the eligibility requirements and subject to the terms of this offer, we will grant you new options to purchase the number of shares of our common stock which is equal to the number of shares of common stock subject to the eligible options you elect to exchange, subject to adjustments for stock splits, stock dividends and similar events, multiplied by the applicable option exchange ratio as set forth in the table below (rounded up or down to the nearest whole number).


        EXERCISE PRICE OF             ELIGIBLE OPTIONS            NEW OPTIONS                 OPTION
        ELIGIBLE OPTIONS              TO BE EXCHANGED           TO BE RECEIVED            EXCHANGE RATIO
        ----------------              ---------------           --------------            --------------

        $200 or higher                      20                        1                         0.050
        $100 - $199.99                      10                        1                         0.100
         $50 - $99.99                        5                        1                         0.200
         $35 - $49.99                        3                        1                         0.333
         $20 - $34.99                      1.5                        1                         0.666


         For example, if you own 5,000 options with an exercise price of $125.00 per share (Grant A), 7,500 options with an exercise price of $75.00 per share (Grant B) and

3,500 options with an exercise price of $45.00 per share, you will be entitled to receive, subject to our acceptance and cancellation of the options and the other terms and conditions of the offer, a total of 500 new options in exchange for the 5,000 eligible options in Grant A; 1,500 new options in exchange for the 7,500 eligible options in Grant B; and 1,166 new options in exchange for the 3,500 eligible options in Grant C.

       GRANT           NUMBER OF OPTIONS       EXERCISE PRICE       EXCHANGE RATIO      NUMBER OF NEW OPTIONS
       -----           -----------------       --------------       --------------      ---------------------
      Grant A                   5,000               $125.00             0.100                     500
      Grant B                   7,500                $75.00             0.200                   1,500
      Grant C                   3,500                $45.00             0.333                   1,166


         Eligible options granted under our incentive plan and exchanged for new options will be replaced with new options granted under our incentive plan, unless prevented by law or applicable regulations. (Pages 14, 24)

         2.       WILL I RECEIVE A NEW GRANT CERTIFICATE FOR THE NEW OPTIONS?

         Yes. All new options will be subject to a new grant certificate, which will be in substantially the same form as the grant certificate or certificates for your current eligible options except for the vesting schedule and the exercise price, as explained more fully below. You must execute the new grant certificate in order to receive the new options. (Page 24)

         3.       WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

         The exercise price of the new options will be equal to the closing price of our common stock on the Nasdaq National Market on the replacement grant date. Therefore, we cannot predict the exercise price of the new options. The exercise price of any option you elect to exchange must be $20.00 per share or more. We will not grant the new options until on or after the first trading day that is at least six months and one day after the date on which we accept and cancel eligible options elected for exchange in the offer. The new options may have a higher exercise price than some or all of your eligible options. In addition, after the grant of the new options, our stock may never trade at a price higher than the exercise price of the new options. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your eligible options. (Page 24)

         4.       WHEN WILL I RECEIVE MY NEW OPTIONS?

         We will grant the new options on or promptly after the first trading day that is at least six months and one day after the date on which we accept and cancel eligible options elected for exchange in the offer. Our board of directors or the compensation committee of the board will determine the exact date. For example, if we accept and cancel the eligible options elected for exchange on August 3, 2001, which is the scheduled expiration date of the offer, the new options will not be granted until sometime from and after February 4, 2002. We do not expect that the grant of the new options will be delayed significantly beyond the date that is six months and one day after the date on which we accept and cancel eligible options elected for exchange as a result of any action required to be taken by the board or compensation committee to determine the exact date. (Page 18)

         5. WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

         According to applicable accounting rules, if we were to grant the new options on any date that is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to record compensation expense against our earnings. By deferring the grant of the new options for at least six months and one day, we believe we will not have to record such a compensation expense. (Page 29)

         6. ARE THERE OTHER CIRCUMSTANCES WHERE I WOULD NOT BE GRANTED NEW OPTIONS?

         Yes. Even if we accept the eligible options you have elected to exchange, we will not issue new options to you if we are prohibited by applicable law or regulations from doing so. We will use reasonable efforts to avoid such prohibition, but we cannot assure you that such efforts would be successful. (Page 29)

         7.       WHEN WILL THE NEW OPTIONS VEST?

         The new options will vest over approximately four years as follows:
12.5% of the new options will vest on the date that is six months following the end of the calendar month in which the replacement grant date occurs and 6.25% of the new options will vest at the end of each three-month period thereafter. However, the replacement grant date of the new options will not be until at least the first trading day that is six months and one day after the date we accept and cancel the eligible options elected for exchange. Therefore, even if the options you elect to exchange are vested, the new options you receive will not be vested and will be subject to the new four-year vesting period. (Page 24)

         For example, if we accept and cancel the eligible options elected for exchange on August 3, 2001, the replacement grant date cannot occur before February 4, 2002. Assuming that we grant the new options on February 4, 2002, 12.5% of the new options will vest on August 31, 2002 (the date that is six months following the end of the calendar month in which the replacement grant date occurs). An additional 6.25% of the new options will vest on November 30, 2002 and at the end of each three-month period thereafter until all the new options have vested. Of course, vesting will occur only if you are employed by FreeMarkets on the applicable vesting dates.

         The new options may have different vesting provisions than your eligible options in the event of a change of control of FreeMarkets. Prior to January 2, 2001, our incentive plan provided that on the occurrence of a change of control (as defined in the plan), 50% of unvested options would vest automatically. The incentive plan was changed as of January 2, 2001 to eliminate this automatic vesting provision. Thus, if you exchange options that were granted prior to January 2, 2001 for new options, you will be giving up this accelerated vesting provision, and your new options will not automatically become vested on a change of control unless the acquiring entity fails to grant replacement options in connection with the change of control.

         8. DOES THE COMMENCEMENT OF A NEW VESTING PERIOD FOR THE NEW OPTIONS MEAN THAT I WOULD HAVE TO WAIT A LONGER PERIOD BEFORE I CAN PURCHASE COMMON STOCK UNDER MY OPTIONS?

         Yes. Because any new options you receive will not be vested, you will lose the benefits of any vesting under the options you elect to exchange in the offer. As described above, no portion of the new options we grant will be immediately vested, even if the options you elect to exchange are fully or partially vested. The first tranche of your new options will not vest until the date that is six months following the end of the calendar month in which the replacement grant date occurs, thereafter, the remaining portion of your new options will vest at the end of every three-month period. (Page 24)

         9. AM I ELIGIBLE TO RECEIVE ANY OTHER OPTIONS PRIOR TO THE REPLACEMENT GRANT DATE OF MY NEW OPTIONS?

         No. If we accept the options you elect to exchange in the offer, you will be ineligible for any additional stock options until after the replacement grant date in order for us to avoid incurring compensation expense against our earnings because of accounting rules. (Page 29)

         10. IF MY CURRENT OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

         No. All new options will be nonqualified stock options and not incentive stock options, even if the options you elect to exchange are incentive stock options. (Page 30)

         11. IF I HAVE INCENTIVE STOCK OPTIONS, WHAT HAPPENS IF I ELECT NOT TO EXCHANGE THEM IN THIS OFFER?

         We do not believe that our offer to you will change any of the terms of your eligible incentive stock options if you do not accept the offer. However, the IRS may characterize our offer to you as a "modification" of those incentive stock options, even if you decline the offer. A successful assertion by the IRS that your incentive stock options were modified would extend the period you would have to hold the shares purchased under those options in order to qualify all of the gain on a subsequent sale of those shares as long-term capital gain. Such an extended holding period for long-term capital gain would require that the sale of the shares not take place until the later of (i) two years from the date of the deemed modification of your incentive stock options or (ii) one year from the date of the option exercise for those shares. In addition, such a deemed modification may also cause a portion of your incentive stock options to exceed the $100,000 limitation and be treated as non-statutory stock options upon exercise. If you choose not to exchange all your eligible options, we recommend that you consult with your own tax advisor to determine the tax consequences applicable to the exercise of the eligible options you do not exchange and to the subsequent sale of the common stock purchased under those options.


E.       SPECIFIC QUESTIONS ABOUT THE PROCEDURES FOR ELECTING TO EXCHANGE

         1. WHAT IS THE DEADLINE TO ELECT TO EXCHANGE MY OPTIONS AND WILL THE DEADLINE BE EXTENDED?

         The offer expires on August 3, 2001, at 5:00 p.m., Eastern Time, unless it is extended by us.

         We do not currently intend to extend the deadline. However, we may, in our discretion, extend the offer at any time. If the offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., Eastern Time, on the next business day following the previously scheduled expiration of the offer period. (Pages 14, 32)

         2.       HOW DO I ELECT TO EXCHANGE MY OPTIONS?

         If you elect to exchange your options, you must properly complete and sign the election form and any other documents required by the election form and ensure that Christina Spangler receives the documents before 5:00 p.m., Eastern Time, on August 3, 2001. You may return your completed forms by mail to FreeMarkets, Inc., FreeMarkets Center, 210 Sixth Avenue, Pittsburgh, PA 15222,
Attention: Christina Spangler.

         If the offer is extended by us beyond that time, you must deliver these documents before the extended expiration of the offer.

         We reserve the right to reject any or all elections to exchange options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept eligible options which are properly and timely elected for exchange and which are not validly withdrawn. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all options which are properly and timely elected for exchange promptly after the expiration of the offer. (Page 16)

         3.       WHAT WILL HAPPEN IF I DO NOT RETURN MY ELECTION FORMS BY THE
                  DEADLINE?

         If you do not turn in your election form by the deadline, then you will not participate in the option exchange, and all stock options you currently hold will remain intact at their original price and original terms. (Page 16)

         4. DURING WHAT PERIOD OF TIME MAY I WITHDRAW OPTIONS PREVIOUSLY ELECTED FOR EXCHANGE?

         You may withdraw options previously elected for exchange at any time before the deadline of 5:00 p.m., Eastern Time, on August 3, 2001. If the offer is extended by us beyond that time, you may withdraw your elected options at any time until the extended expiration of the offer.

         To withdraw elected options, you must deliver to us a written notice of withdrawal with the required information while you still have the right to withdraw the elected options. We must receive your written notice of withdraw before the deadline. Once you have withdrawn options, you may re-elect to exchange options only by again following the election and delivery procedures described in this offer. (Page 17)

         5.       HOW SHOULD I DECIDE WHETHER OR NOT TO PARTICIPATE?

         The decision of whether to participate must be each employee's individual decision since the terms of your options differ and since every employee's situation is unique. Your decision will depend on, among other things, your assumptions about and outlook for the economic environment, our business, the company, and the performance of the Nasdaq National Market, the business-to-business sector and FreeMarkets' stock price. (Pages 15, 16, 23, 35)

         6.       WHAT DO YOU AND THE FREEMARKETS BOARD OF DIRECTORS THINK OF
                  THE OFFER?

         Although our board of directors has approved this offer, neither we nor our board of directors makes any recommendation as to whether you should elect to exchange or refrain from electing to exchange your options. You must make your own decision whether to elect to exchange options. Members of our board of directors and our executive officers are not eligible to participate in the offer. (Page 15)

         7.       WHAT HAPPENS IF FREEMARKETS IS ACQUIRED?

         If we are acquired prior to expiration of the offer, you may withdraw the options you have elected to exchange and have the rights afforded you under the existing agreements evidencing those options.

         If we are acquired after your options have been accepted and cancelled but prior to the replacement grant date of the new options, we would require the acquiring corporation to honor our obligation to grant new options. The replacement options would be granted on the replacement grant date, but they would be options to purchase shares of the acquiring corporation. For example, if we were acquired by means of a merger, the number of shares subject to your new option for shares of the acquiring corporation would be equal to the number of our shares that you would have received, multiplied by the exchange ratio that was used in the merger, and the exercise price would be equal to the market price of the acquiring corporation's stock on the replacement grant date.

However, if you elect to participate in the offer and you exchange options that were granted prior to January 2, 2001, you will not receive the benefit of any provision under our incentive plan as it existed prior to January 2, 2001 that accelerated 50% of your unvested options upon a change of control of FreeMarkets.

         If we are acquired after the grant of the new options, then those options may be assumed or replaced by the acquiring corporation, in which case they would continue to vest in accordance with their terms. If the new options are not assumed or replaced by the acquiring corporation, the options would accelerate and become exercisable for all of the option shares immediately prior to the acquisition and then will terminate immediately thereafter. (Page 18)

         8.       WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

         For additional information or assistance, you should contact:

                     Christina Spangler
                     FreeMarkets, Inc.,
                     FreeMarkets Center
                     210 Sixth Avenue
                     Pittsburgh, PA  15222
                     telephone: (412) 297-8759
                     email:  cspangler@freemarkets.com

                                  INTRODUCTION


         FreeMarkets, Inc. ("FreeMarkets") is offering option holders who are current employees (excluding executive officers and employees located outside of the United States) ("eligible holders") the opportunity to exchange all outstanding options granted under the FreeMarkets, Inc. Second Amended and Restated Incentive Plan (originally named the FreeMarkets Online, Inc. 1998 Stock Option Plan and also formerly known as the FreeMarkets, Inc. Amended and Restated Stock Incentive Plan) (the "incentive plan") and that have an exercise price of not less than $20.00 for new options we will grant under the incentive plan. Members of the board of directors of FreeMarkets are not eligible to participate in the offer. In this document we refer to options owned by eligible holders that have an exercise price of not less than $20.00 as "eligible options".

         We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related election form (which together, as they may be amended from time to time, constitute the "offer"). The number of shares of common stock subject to new options that will be granted to each eligible option holder will be equal to the number of shares subject to the options elected for exchange by such option holder and accepted for exchange multiplied by the applicable option exchange ratio as discussed below (rounded up or down to the nearest whole number).

         We will grant the new options on or promptly after the first trading day that is at least six months and one day after the date on which we accept and cancel eligible options elected for exchange in the offer (the "replacement grant date"). We are not accepting elections to exchange less than all of the eligible options subject to any given option grant. Accordingly, you may elect to exchange only all or none of the eligible options subject to each of your option grants. However, if you elect to exchange any eligible options, you must also surrender for cancellation all options granted to you on or after February 3, 2001 (the "required options"). No new options or other consideration will be issued in exchange for any required options that have an exercise price of less than $20.00. Required options with an exercise price of $20.00 per share or more will be exchanged at the applicable exchange ratio.

         This offer is not conditioned upon a minimum number of options being elected for exchange. This offer is subject to other conditions which we describe in Section 6 of this offer to exchange.

         If you elect to exchange eligible options, we will grant you new options under the incentive plan pursuant to a new grant certificate. The terms and conditions of the new options will be substantially the same as the cancelled options with three important exceptions:

         o the exercise price of the new options will be equal to the closing price of our common stock on the Nasdaq National Market on the replacement grant date;

         o the new options will be subject to a new vesting schedule and you will not receive any vesting credit for options that may have already vested prior to your election. The new options will vest over approximately four years as follows: 12.5% of the new options will vest on the date that is six months following the end of the calendar month in which the replacement grant date occurs and 6.25% of the new options will vest at the end of each three-month period thereafter; and

         o the new options will not automatically become vested on a change of control unless the acquiring entity fails to grant replacement options in connection with the change of control (our incentive plan provided, for grants made prior to January 2, 2001, that 50% of unvested options automatically accelerated on a change of control).

         As of June 29, 2001, options to purchase 13,562,436 shares of our common stock were issued and outstanding under the incentive plan. Of these options, options to purchase 2,127,034 shares of our common stock (including 69,250 required options) had an exercise price of $20.00 or more and were held by eligible holders. In addition, as of such date, eligible holders owned 1,110,000 required options with an exercise price of less than $20.00 per share. Accordingly, the shares of common stock issuable upon exercise of eligible options and required options with an exercise price of less than $20.00 per share represent approximately 8.2% of the total shares of our common stock outstanding as of June 29, 2001.

         All options accepted by us pursuant to this offer will be cancelled.

                                    THE OFFER

1.       Number of Options; Expiration Date.

         Upon the terms and subject to the conditions of the offer, we will exchange for new options to purchase common stock under the incentive plan all eligible outstanding options under the incentive plan that are properly elected for exchange and not validly withdrawn in accordance with Section 4 before the "expiration date", as defined below. Outstanding eligible options are all options granted under the incentive plan that are owned by eligible holders and that have an exercise price of not less than $20.00. However, if you elect to exchange any eligible options, you must also surrender for cancellation all required options. No new options or other consideration will be issued in exchange for any required options that have an exercise price of less than $20.00 Required options with an exercise price of $20.00 per share or more will be exchanged at the applicable exchange ratio.

         If your options are properly elected for exchange and accepted for exchange, you will be entitled to receive new options to purchase the number of shares of our common stock which is equal to the number of shares subject to the eligible options that you elected to exchange, subject to adjustments for any stock splits, stock dividends and similar events, multiplied by the applicable option exchange ratio as set forth in the table below (rounded up or down to the nearest whole number):

        EXERCISE PRICE OF             ELIGIBLE OPTIONS           NEW OPTIONS                  OPTION
        ELIGIBLE OPTIONS              TO BE EXCHANGED           TO BE RECEIVED            EXCHANGE RATIO
        ----------------              ---------------           --------------            --------------

        $200 or higher                      20                       1                          0.050
        $100 - $199.99                      10                       1                          0.100
         $50 - $99.99                        5                       1                          0.200
         $35 - $49.99                        3                       1                          0.333
         $20 - $34.99                      1.5                       1                          0.666


         All new options will be subject to the terms of the incentive plan pursuant to a new grant certificate.

         IF YOU ARE NOT AN EMPLOYEE OF FREEMARKETS OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE AND CANCELLED.

         The term "expiration date" means 5:00 P.M., Eastern Time, on August 3, 2001, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the offer.

2.       Purpose of the Offer.

         We issued the options outstanding under the incentive plan for the following purposes:

         o to attract and retain employees, consultants and advisors of outstanding ability;

         o to motivate such persons, by means of performance-related incentives, to achieve long-range performance goals; and

         o to enable such persons to participate in the long-term growth and financial success of FreeMarkets.

         Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. By making this offer to exchange outstanding eligible options for new options that will have an exercise price equal to the closing price of our common stock on the replacement grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value.

         BECAUSE WE WILL NOT GRANT THE NEW OPTIONS UNTIL ON OR AFTER THE FIRST TRADING DAY THAT IS AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE ON WHICH WE ACCEPT AND CANCEL ELIGIBLE OPTIONS ELECTED FOR EXCHANGE, THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OUTSTANDING OPTIONS. IN ADDITION, YOU SHOULD REMEMBER THAT OUR STOCK PRICE HAS ALWAYS BEEN SUBJECT TO SIGNIFICANT FLUCTUATIONS, AND WE DO NOT KNOW WHETHER OUR STOCK PRICE WILL REMAIN AT OR ABOVE THE EXERCISE PRICE OF THE NEW OPTIONS.

         From time to time we engage in strategic transactions with business partners, customers and other third parties. We continually evaluate strategic opportunities as they arise and may enter into such transactions in the future. Such transactions may significantly change our capital structure, ownership and management and could significantly affect the price of our common stock. You will be at risk of any increase of our stock price during the period prior to the replacement grant date for these or any other reasons.

         Subject to the foregoing, and except as otherwise disclosed in this offer to exchange or in our filings with the Securities and Exchange Commission (the "SEC"), we presently have no plans or proposals that relate to or would result in:

         (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries.

         (b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

         (c) any material change in our present dividend policy, indebtedness or capitalization;

         (d) any change in our present board of directors or management, including any plans or proposals to change the number or term of directors or to fill any existing board vacancies or to change any material terms of any executive officer's employment contract;

         (e) any other material change in our corporate structure or business;

         (f) our common stock not being authorized for quotation on the Nasdaq National Market;

         (g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

         (h)      the suspension of our obligation to file reports pursuant to
                  Section 15(d) of the Exchange Act;

         (i) the acquisition by any person of additional securities of ours or the disposition of our securities; or

         (j) any change in our certificate of incorporation or bylaws, or any actions that could impede the acquisition of control of us.

         Neither we nor our board of directors makes any recommendation as to whether you should elect to exchange your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment and tax advisors. You must make your own decision whether to elect to exchange your options.

3.       Procedures for Electing to Exchange Options.

         (a)      Proper Election to Exchange Options.

         To validly elect to exchange your options pursuant to the offer, you must properly complete, sign and deliver to us the election form, along with any other required documents. We must receive all of the required documents at FreeMarkets Center, 210 Sixth Avenue, Pittsburgh, Pennsylvania 15222, Attention:
Christina Spangler, before the expiration date.

         THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING THE ELECTION FORM AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE ELECTING OPTIONHOLDER. HOWEVER, WE WILL ONLY ACCEPT PAPER DELIVERY, AND THEREFORE DELIVERY BY EMAIL WILL NOT BE ACCEPTED. IF DELIVERY IS BY MAIL, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

         (b) Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

         We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility (including time of receipt), and acceptance of any election to exchange options, and all questions as to the number of shares to be subject to new options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to exchange options that we determine do not comply with the conditions of this offer, that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept all eligible options which have been properly and timely elected for exchange and which are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any election with respect to any particular options or any particular option holder. No election to exchange eligible options will be deemed to have been properly made until all defects or irregularities have been cured by the option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

         (c)      Our Acceptance Constitutes an Agreement.

         Your election to exchange eligible options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE FOR EXCHANGE OF THE OPTIONS YOU HAVE ELECTED TO EXCHANGE PURSUANT TO THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN YOU AND FREEMARKETS UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all options that have been properly elected for exchange that have not been validly withdrawn.

4.       Withdrawal Rights.

         You may only withdraw the options you have elected for exchange in accordance with the provisions of this Section 4.

         You may withdraw the options you have elected to exchange at any time before 5:00 p.m., Eastern Time, on August 3, 2001. If the offer is extended by us beyond that time, you may withdraw your options at any time until the extended expiration of the offer. In addition, unless we accept the options you have elected for exchange before

12:00 midnight, Eastern Time, on August 30, 2001, you may withdraw your options at any time after August 30, 2001 until they are accepted and cancelled.

         To validly withdraw the options you have elected to exchange, you must deliver to us at the following address a written notice of withdrawal, with the required information, while you still have the right to withdraw your options.

                              Attention: Christina Spangler
                              FreeMarkets, Inc.,
                              FreeMarkets Center
                              210 Sixth Avenue
                              Pittsburgh, PA  15222
                              telephone: (412) 297-8759

         The notice of withdrawal must specify your name, the grant date, exercise price and the number of options subject to the option to be withdrawn. Although you may withdraw all of the options you have elected to exchange, or, if you have elected to exchange options covered by more than one option grant, you may withdraw all of the options covered by a particular grant without withdrawing any of the options covered by other grants. You may not withdraw only a portion of a particular option grant. The notice of withdrawal must be executed by you exactly as your name appears on the grant certificate or certificates evidencing such options.

         You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly elected for exchange for purposes of the offer, unless you properly re-elect to exchange those options before the expiration date by following the procedures described in Section 3.

         Neither FreeMarkets nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5.       Acceptance of Options for Exchange and Grant of New Options.

         Upon the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we will accept and cancel all eligible options that have been properly elected for exchange and not validly withdrawn before the expiration date. If the options you have elected to exchange are accepted and cancelled on August 3, 2001, the scheduled expiration date of the offer, you will be granted new options on the replacement grant date, which will be on or after February 4, 2002. Our board of directors or the compensation committee of the board will determine the exact date. However, we do not expect that the grant of the new options will be delayed significantly beyond the date that is six months and one day after the date on which we accept and cancel eligible options elected for exchange as a result of any action required to be taken by the board or compensation committee. If we extend the date by which we must accept and cancel options properly elected for exchange, you will be granted new options on a subsequent date which is on or after the first trading day that is at least six months and one day following the extended expiration date.

         If we accept the options you elect to exchange in the offer, you will be ineligible until after the replacement grant date for any additional stock option grants in order for us to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the offer.

         Your new options will entitle you to purchase a number of shares that is equal to the total number of shares subject to each option grant accepted for exchange and cancelled by us, subject to adjustments for stock splits, stock dividends and similar events, multiplied by the applicable option exchange ratio as set forth in the table in Section 1 above (rounded up or down to the nearest whole number).

         IF YOU DO NOT REMAIN AN EMPLOYEE OF FREEMARKETS OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU ELECT TO EXCHANGE YOUR OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR THE OPTIONS YOU HAVE ELECTED TO EXCHANGE AND THAT HAVE BEEN ACCEPTED AND CANCELLED REGARDLESS OF HOW OR WHY YOUR EMPLOYMENT TERMINATED. THIS OFFER DOES NOT CHANGE THE "AT-WILL" NATURE OF YOUR EMPLOYMENT WITH US, AND YOUR EMPLOYMENT MAY BE TERMINATED BY US OR YOU AT ANY TIME, FOR ANY REASON, WITH OR WITHOUT CAUSE. SUCH TERMINATION MAY OCCUR BEFORE THE NEW OPTIONS ARE ISSUED TO YOU OR BEFORE THEY VEST.

         You are not required to accept the offer. If you elect to exchange any eligible options, you may elect to exchange one option grant in its entirety and not elect to exchange another. However, you may not elect to exchange less than all of a particular outstanding option grant. In addition, if you elect to exchange any eligible options, you must also surrender for cancellation all required options. No new options or other consideration will be issued in exchange for any required options that have an exercise price of less than $20.00. Required options with an exercise price of $20.00 per share or more will be exchanged at the applicable exchange ratio.

         For example, if you have received two option grants with an exercise price of not less than $20.00, you may elect to exchange neither of these option grants, both of these option grants, or one of these option grants. However, if you wish to exchange eligible options, you may not exchange less than the entire number of eligible options subject to that particular grant to the extent outstanding. If you elect to exchange any eligible options, you will be required to indicate in the election form the particular option grants you are exchanging.

         For purposes of the offer, we will be deemed to have accepted options that are validly elected for exchange and not properly withdrawn as, if and when we give oral or written notice to the option holders of our acceptance for exchange of such options, which may be by press release. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all options that are elected for exchange and that are not validly withdrawn.

         If we are acquired prior to expiration of the offer, you may withdraw the options you have elected to exchange and have the rights afforded you under the existing agreements evidencing those options.

         If we are acquired after your options have been accepted and cancelled but prior to the replacement grant date of the new options, we would require the acquiring corporation to honor our obligation to grant new options. The replacement options would be granted on the replacement grant date, but they would be options to purchase shares of the acquiring corporation. For example, if we were acquired by means of a merger, the number of shares subject to your new option for shares of the acquiring corporation would be equal to the number of our shares that you would have received, multiplied by the exchange ratio that was used in the merger, and the exercise price would be equal to the market price of the acquiring corporation's stock on the replacement grant date. However, if you elect to participate in the offer and you exchange options that were granted prior to January 2, 2001, you will not receive the benefit of any provision under our incentive plan as it existed prior to January 2, 2001 that accelerated 50% of your unvested options upon a change of control of FreeMarkets.

         If we are acquired after the grant of the new options, then those options may be assumed or replaced by the acquiring corporation, in which case they would continue to vest in accordance with their terms. If the new options are not assumed or replaced by the acquiring corporation, the options would accelerate and become exercisable for all of the option shares immediately prior to the acquisition and then will terminate immediately thereafter.

6.       Conditions of the Offer.

         Notwithstanding any other provision of the offer, we will not be required to accept any options elected for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options elected for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after July 6, 2001 and prior to the expiration date any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options elected for exchange:

         (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the options elected for exchange pursuant to the offer, the issuance of new options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of FreeMarkets or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

         (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

                  (1) make the acceptance for exchange of, or issuance of new options for, some or all of the options elected for exchange illegal or otherwise restrict or prohibit consummation of the offer or otherwise relate in any manner to the offer;



                  (2) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the options elected for exchange; or

                  (3) materially and adversely affect the business, condition (financial or other), income, operations or prospects of FreeMarkets or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

         (c)      there shall have occurred:

                  (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

                  (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

                  (3) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly affecting the United States;

                  (4) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

                  (5) any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of FreeMarkets or our subsidiaries or on the trading in our common stock;

                  (6) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), operations or prospects or that of our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with the offer;


                  (7) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

                  (8) any decline in either the Dow Jones Industrial Average, the Nasdaq National Market or the Standard and Poor's 500 Index by an amount in excess of 10% measured during any time period after the close of business on July 6, 2001;

         (d) we are or could or would be required, including, without limitation, as a result of any change in generally accepted accounting standards, for financial reporting purposes to record compensation expense against our earnings in connection with the offer;

         (e) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

                  (1)      any person, entity or "group," within the meaning of
                           Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a
                           Schedule 13D or Schedule 13G with the SEC before July 6, 2001;

                  (2)      any such person, entity or group that has filed a
                           Schedule 13D or Schedule 13G with the SEC before July 6, 2001 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

                  (3) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

         (f) any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership or that of our subsidiaries that, in our reasonable judgment, is or may be material to us or our subsidiaries.

         The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

7.       Price Range of Common Stock Underlying the Options.

         Our common stock is quoted on the Nasdaq National Market under the symbol "FMKT." The following table shows, for the periods indicated, the high and low bid prices per share of our common stock as reported by the Nasdaq National Market.

         Quarter Ended                                    High ($)     Low ($)
         -------------                                    --------     -------

         September 30, 2001 (through July 3)               21.50        19.25
         June 30, 2001                                     24.43         6.25
         March 31, 2001                                    26.75         6.87
         December 31, 2000                                 58.50        16.00
         September 30, 2000                                92.06        37.63
         June 30, 2000                                    135.00        36.75
         March 31, 2000                                   370.00       119.88
         December 31, 1999 (from December 10, 1999)       367.88        48.00

         On July 3, 2001, the closing price of our common stock, as reported by the Nasdaq National Market, was $21.27 per share.

         Our stock price has been, and in the future may be, highly volatile and could continue to decline. The trading price of our common stock has fluctuated widely in the past and is expected to continue to do so in the future, as a result of a number of factors, many of which are outside our control. In addition, the stock market in general has experienced extreme price and volume fluctuations that have affected the market prices of many technology and computer software companies, particularly Internet-related companies, and that have often been unrelated or disproportionate to the operating performance of these companies. The new options will be granted on or promptly after the first trading day that is at least six months and one day after the date on which we accept and cancel eligible options elected for exchange. The exercise price of the new options will be the last reported sale price of our common stock reported on the Nasdaq National Market on the date they are granted. The exercise price of the new options may be higher than the exercise price of the options you have elected to exchange. In addition, our common stock may never trade at a price above the exercise price of the new options. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

8.       Source and Amount of Consideration; Terms of New Options.

         (a)      Consideration.

         We will grant new options under our incentive plan in exchange for eligible options properly elected and accepted for exchange and cancellation. The total number of shares of common stock subject to new options that will be granted to each eligible option holder will be equal to the total number of shares subject to the eligible options that such eligible holder has elected to exchange and that have been accepted and cancelled by us, subject to adjustments for stock splits, stock dividends and similar events, multiplied by the applicable option exchange ratio as described in the table below (rounded up or down to the nearest whole number):

        EXERCISE PRICE OF         ELIGIBLE OPTIONS:                OPTION
        ELIGIBLE OPTIONS             NEW OPTION                EXCHANGE RATIO
        ----------------             ----------                --------------

        $200 or higher                   20:1                        0.050
        $100 - $199.99                   10:1                        0.100
         $50 - $99.99                     5:1                        0.200
         $35 - $49.99                     3:1                        0.333
         $20 - $34.99                   1.5:1                        0.666

         If you elect to exchange any eligible options, you must also surrender for cancellation all required options. No new options or other consideration will be issued in exchange for any required options that have an exercise price of less than $20.00. Required options with an exercise price of $20.00 per share or more will be exchanged at the applicable exchange ratio.

         (b)      Terms of New Options.

         The new options will be granted under the incentive plan and will be evidenced by a new grant certificate. The terms and conditions of the new options will be substantially the same as the cancelled options with three important exceptions:

         o the exercise price of the new options will be equal to the closing price of our common stock on the Nasdaq National Market on the replacement grant date;

         o the new options will be subject to a new vesting schedule and you will not receive any vesting credit for options that may have already vested prior to your election. The new options will vest over approximately four years as follows: 12.5% of the new options will vest on the date that is six months following the end of the calendar month in which the replacement grant date occurs and 6.25% of the new options will vest at the end of each three-month period thereafter; and

         o the new options will not automatically become vested on a change of control unless the acquiring entity fails to grant replacement options in connection with the change of control (our incentive plan provided, for grants made prior to January 2, 2001, that 50% of unvested options automatically accelerated on a change of control).

         The terms and conditions of your current option are set forth in the incentive plan and the grant certificate you received in connection with the grant. The terms and conditions of the incentive plan are summarized in the prospectus prepared by us and previously distributed to you.

         YOU MAY OBTAIN COPIES OF THE PROSPECTUS AND THE INCENTIVE PLAN AS INDICATED BELOW.

         The grant of new options pursuant to this offer will not create any contractual or other right of option holders to receive any future grants of stock options or benefits in lieu of stock options.

9.       Information Concerning FreeMarkets.

         FreeMarkets creates business-to-business online auctions and provides electronic commerce technology and services to buyers of industrial parts, raw materials, commodities and services. We have created more than 11,500 online auctions - which we call "markets" - for more than $16.6 billion worth of goods and services for our customers. We estimate, based upon the difference between the prices that our customers have historically paid and the lowest prices that are identified in our auctions, that our auctions have resulted in potential savings of over $3.2 billion for our customers.

         FreeMarkets combines its proprietary technology platform with an in-depth knowledge of the supply markets for direct materials, which are the industrial parts and raw materials that are incorporated into finished products by manufacturing companies. Because direct materials are often custom-made to buyers' specifications, there are no catalogs or price lists to enable buyers to make price comparisons. The purchasing process is further complicated by the fragmentation of many supply markets and the importance of product quality in supplier selection. Because this complexity leads to market inefficiencies, we think that buyers of direct materials often pay prices that are too high.

         Our online markets help buyers of direct materials obtain lower prices and make better purchasing decisions. In a FreeMarkets online market, suppliers from around the world can submit bids in a real-time, interactive competition that is designed to be fair to all participants. We offer customers our FullSource solution, in which we help the customer to identify and screen suppliers and to assemble a request for quotation that provides detailed, clear and consistent information for suppliers to use as a basis for their competitive bids. We also offer our QuickSource solution, which enables customers to use our technology to run their own online markets. In addition, we operate the FreeMarkets Asset Exchange for buyers and sellers of surplus assets and inventory.

         We are incorporated in Delaware. Our principal executive offices are located at FreeMarkets Center, 210 Sixth Avenue, Pittsburgh, Pennsylvania 15222, and our telephone number at that address is (412) 434-0500.

         The following table presents certain selected historical financial data of FreeMarkets and its consolidated subsidiaries for the periods indicated. The selected consolidated statement of operations data for each of the two years in the period ended December 31, 2000 and the consolidated balance sheet data as of December 31, 2000 and 1999 have been derived from, and are qualified by reference to, the audited financial statements contained in our Annual Report on Form 10-K/A which is incorporated herein by reference. The selected consolidated financial data as of and for the three month period ended March 31, 2001 have been derived from, and are qualified by reference to, FreeMarkets' unaudited interim financial statements included in its quarterly report on Form 10-Q for the quarter ended March 31, 2001, which is incorporated herein by reference.




                    [REMAINDER OF PAGE INTENTIONALLY BLANK]

                                                 THREE MONTHS
                                                     ENDED
                                                    MARCH 31                YEAR ENDED DECEMBER 31,
                                                 --------------------------------------------------------
                                                     2001                 2000                    1999
                                                 ------------         ------------            -----------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:           (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Revenues ................................        $     30,197         $     83,339(1)         $     20,880
Operating costs and expenses:
    Cost of revenues ....................              16,230               48,896                  12,166
    Research and development, excluding
       stock Compensation ...............               5,625               19,121                   4,913
    Sales and marketing, excluding stock
       Compensation and warrant costs ...              12,203               41,505                  11,939
    General and administrative, excluding
       stock Compensation ...............               9,641               34,081                   9,316
     Stock compensation - research and
       Development ......................                  49                  443                     283
     Stock compensation and warrant
       Costs - sales and marketing ......              29,523                5,965                   4,669
     Stock compensation - general and
       Administrative ...................                  --                    3                     248
    Goodwill amortization ...............              75,311               90,749                      --
    Write-off of in-process research and
       Development ......................             (45,114)               7,397                      --
                                                 ------------         ------------            ------------
Total operating costs and expenses ......               1,529              248,160                  43,534
                                                 ------------         ------------            ------------
Operating (loss) income .................             (43,585)            (164,821)                (22,654)
    Interest and other income, net ......                 149                8,409                     833
                                                 ============         ============            ============
Net (loss) income .......................        $    (43,734)        $   (156,412)           $    (21,821)
                                                 ============         ============            ============
Earnings per share:

   Basic ................................        $      (1.13)        $      (4.21)           $      (1.46)
                                                 ============         ============            ============
   Diluted ..............................        $      (1.13)        $      (4.21)           $      (1.46)
                                                 ============         ============            ============
Weighted average shares:
   Basic ................................          38,871,938           37,189,440              14,914,189
   Diluted ..............................          38,871,938           37,189,440              14,914,189

                                                     AS OF                     AS OF
                                                   MARCH 31,                DECEMBER 31,
                                                   --------------------------------------------
                                                     2001              2000             1999
                                                   ---------         ---------        ---------
CONSOLIDATED BALANCE SHEET DATA:                                   (IN THOUSANDS)

Cash and short-term investments ...........        $  97,624         $ 121,148        $ 210,244
Working capital ...........................          (99,200)          108,874          208,850
Total assets ..............................          410,792           462,546          231,654
Long-term debt, excluding current portion .              307               544            3,278
Total stockholders' equity ................          378,719           416,798          218,654

-------------------------

(1) Revenues do not include $7.9 million of Visteon fees characterized as payment for warrant.


         The book value per share as of March 31, 2001 was $3.75.

         See "Additional Information" beginning on page 33 for instructions on how you can obtain a copy of our Form 10-K/A for the year ended December 31, 2000 that contains a detailed description of our business and our audited financial statements for the year ended December 31, 2000 and our Form 10-Q for the quarter ended
March 31, 2001 that contains our unaudited financial statements for the quarter ended March 31, 2001

         Recent Events. On June 5, 2001, we terminated our previously announced merger agreement with Adexa, Inc.

10. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options.

         Members of our board of directors and our executive officers are not eligible to participate in the offer.

         A list of our directors and executive officers is attached to this offer to exchange as Schedule A. As of June 29, 2001, our executive officers and directors as a group beneficially owned options outstanding under our various stock plans to purchase a total of 5,998,000 shares of our common stock which represented approximately 44% of the shares subject to all options outstanding under our various stock plans as of that date.

         The following are, to the best of our knowledge, the only transactions that we, our directors, our executive officers or the affiliates of any of our directors or officers engaged in which involved options to purchase our common stock (which are the securities subject to the exchange offer described herein) or involved a purchase or sale of our common stock during the 60 days prior to this offer to exchange:

         Glen T. Meakem and a limited partnership of which Mr. Meakem is the general partner have sold an aggregate of 100,000 shares of our common stock pursuant to a Rule 10b5-1(c) trading plan as follows: 20,000 shares at a price of $10.30 per share on May 2, 2001; 10,000 shares at a price of $10.6557 per share on May 9, 2001; 10,000 shares at a price of $11.54 per share on May 16, 2001; 10,000 shares at a price of $14.15 per share on May 23, 2001;10,000 shares at a price of $12.275 per share on May 30, 2001; 10,000 shares at a price of $14.35 per share on June 6, 2001; 10,000 shares at a price of $14.7125 per share on June 13, 2001; 10,000 shares at a price of $13.10 per share on June 20, 2001; and 10,000 shares at a price of $16.85 per share on June 27, 2001.

         Joan S. Hooper sold 500 shares of our common stock at a price of $12.28 per share on May 17, 2001.

         Certain of our executive officers purchased shares of our common stock under the employee stock purchase plan on April 30, 2001 in the ordinary course pursuant to the terms of the plan.

         David McCormick was granted an option on June 19, 2001 to purchase 200,000 shares of our common stock at an exercise price of $13.26 per share. Joan Hooper was granted an option on June 19, 2001 to purchase 100,000 shares of our common stock at an exercise price of $13.26 per share.

         Except as described above, there have been no other transactions in options to purchase our common stock or in our common stock which were effected during the past 60 days by FreeMarkets or, to our knowledge, by any current executive officer, director, affiliate or subsidiary of FreeMarkets.

11. Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer.

         All eligible options that are accepted for exchange and all required options with an exercise price of less than $20.00 that are surrendered will be cancelled. All eligible options will, after such cancellation, be available for re-grant or issuance under the incentive plan, and may fund part of the share reserve under the incentive plan necessary to carry out the exchange that is the subject of this offer. To the extent those shares exceed the reserve necessary for issuance upon exercise of the new options to be granted in connection with the offer, those excess shares will be available for future awards to employees and other eligible plan participants.

         We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer because:

         o we will not grant any new options to participants in the exchange until a date that is on or after the first trading day that is at least six months and one day after the date that we accept and cancel options elected for exchange; and

         o the exercise price of all new options will equal the market value of the common stock on the date we grant the new options.

         We may incur compensation expense, however, if we grant any options with an exercise price less than $20.00 to any electing option holder before the scheduled replacement grant date. Such an option grant would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the newly granted option is equal to or less than the number of the shares subject to the option elected for exchange. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the newly granted options exceeds the exercise price of those shares. This compensation expense would accrue as a charge to our earnings until the newly granted options are exercised, expire or are forfeited. We would adjust this compensation expense periodically during the vesting period based on increases or decreases in the market value of the shares subject to the newly granted options.

12.      Legal Matters; Regulatory Approvals.

         We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and grant of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept options elected for exchange and to issue new options for such options is subject to the conditions described in Section 6.

13.      Material United States Federal Income Tax Consequences.

         The following is a general summary of the material United States federal income tax consequences of the exchange of eligible options pursuant to the offer and participation in the incentive plan. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. This discussion is limited to employees who are United States citizens and are employed in the United States and who hold options, purchase rights and shares of common stock as capital assets. There may be different tax consequences under certain circumstances, and there may be federal gift and estate tax consequences and state, local and other tax consequences. YOU SHOULD CONSULT YOUR PERSONAL TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PERSONAL CIRCUMSTANCES, CHANGES IN THESE LAWS AND THE POSSIBLE EFFECT OF STATE, LOCAL AND OTHER TAXES.

         (a)      Exchange of Eligible Options.

         If you elect to exchange outstanding eligible options for new options, you will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

         (b)      Grant of New Options and Exercise of New Options.

         Options granted under the incentive plan may be either incentive stock options ("ISOs") that satisfy the requirements of Section 422 of the Internal Revenue Code or nonstatutory or nonqualified stock options that are not intended to meet these requirements ("NQOs"). The federal income tax treatment for the two types of options differ. ALL NEW OPTIONS WILL BE NQOS AND NOT ISOS, EVEN IF THE OPTIONS YOU ELECT TO EXCHANGE ARE ISOS.

         Nonqualified Options. There are no federal income tax consequences to you or to FreeMarkets upon the grant of an NQO. When you exercise an NQO and purchase shares of common stock, however, you will have taxable income in an amount equal to the fair market value of the shares of common stock at the time of exercise less the amount you paid for the shares. When you sell the shares of common stock acquired through the exercise of an NQO at a later date, you will have a capital gain or loss in an amount equal to the difference between the amount you receive from the sale and your "basis" in the shares (your "basis" is the amount you paid for the shares plus the amount of taxable income you had when you exercised the NQO). The applicable capital gain tax rate will depend on the length of time you hold the shares and other factors.

         Incentive Stock Options. There are no federal income tax consequences to you or to FreeMarkets upon the grant of an ISO. In addition, you will not have federal taxable income upon the exercise of an ISO. For purposes of the alternative minimum tax, however, in the year in which you exercise an ISO, the amount by which the fair market value of the shares acquired upon exercise exceeds the amount you pay for the shares will be included in your alternative minimum taxable income.

         You will have taxable income when you sell shares of common stock acquired through the exercise of an ISO. The type and amount of your taxes will depend upon when you sell the shares. If you sell the shares acquired through the exercise of an ISO after two years from the date the ISO was granted and after one year from the date you exercised the ISO and purchased shares (the "statutory holding period"), you will recognize capital gain or loss equal to the difference between the amount you receive from the sale and the amount you paid for the shares.

         If you sell shares acquired through the exercise of an ISO before the end of the statutory holding period (as would be the case if, for example, you exercised by means of a "cashless exercise," discussed below), however, you will have taxable ordinary income in an amount equal to the difference between the fair market value of the shares when you purchased them (or if less, the amount you receive upon the sale of the shares) and the amount you paid for the shares. In addition, any gain you receive from the sale of shares that exceeds the amount of your taxable ordinary income from the sale of the shares will be long-term or short-term capital gain, depending upon the length of time you held your shares before the sale and other factors.

         Cashless Exercises. If you exercise an ISO or NQO by means of a "cashless exercise" through a registered broker and simultaneously sell all or a portion of the shares of common stock subject to the ISO or NQO, you will have taxable income on the shares sold as described under the sections on ISOs and NQOs above. Upon the subsequent sale of the remaining shares that you did not sell as part of a cashless exercise, you will have a capital gain or loss depending upon the type of option and whether you satisfy the statutory holding period discussed above.

         (c)      Tax Withholding.

         All grants under the incentive plan are made subject to applicable tax withholding. FreeMarkets has the right to deduct from all amounts payable to you as salary or other compensation any taxes required to be withheld with respect to grants under the incentive plan, or FreeMarkets may require a payment at the time of exercise for the amount of any taxes it is required to withhold. Subject to the approval of our compensation committee, when you recognize income on a grant, you may elect to have FreeMarkets withhold shares with a value equal to the minimum required tax withholding amount.

14.      Extension of Offer; Termination; Amendment.

         We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by making a public announcement thereof.

         We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral or written notice of such termination or postponement to the option holders or making a public announcement thereof. Notwithstanding the foregoing, we will return the options elected for exchange promptly after termination or withdrawal of the offer.

         Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in
Section 6 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

         Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to the offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

         If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

         If we decide to take any of the following actions, we will notify you of such action and extend the offer for a period of 10 business days after the date of such notice:

         (a) we increase or decrease the amount of consideration offered for the options;

         (b) we decrease the number of options eligible to be elected for exchange in the offer; or

         (c) we increase the number of options eligible to be elected for exchange in the offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

         If the offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 14, we will extend the offer so that the offer is open at least 10 business days following the publication, sending or giving of notice.

         For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

15.      Fees and Expenses.

         We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange eligible options pursuant to this offer to exchange.

16.      Additional Information.

         We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this offer to exchange is a part, with respect to the offer. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to elect to exchange your options:

         1. our annual report on Form 10-K, as amended, for the year ended December 31, 2000;

         2. our quarterly report on Form 10-Q for the quarterly period ended March 31, 2001;

         3. our Registration Statement on Form S-8, File No. 333-92465 (registering shares to be issued under the FreeMarkets, Inc. Amended and Restated Incentive Plan) filed with the SEC on December 10, 1999; and

         4. the description of our common stock included in our registration statement on Form 8-A, which was filed with the SEC on November 2, 1999, including any amendments or reports we file for the purpose of updating that description.

         These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:


450 Fifth Street, N.W.       7 World Trade Center      500 West Madison Street
       Room 1024                  Suite 1300                  Suite 1400
Washington, D.C. 20549     New York, New York 10048    Chicago, Illinois 60661


         You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

         Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

         Our common stock is quoted on the Nasdaq National Market under the symbol "FMKT," and our SEC filings can be read at the following Nasdaq address:

                                Nasdaq Operations
                              1735 K Street, N.W.
                             Washington, D.C. 20006

         We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

                          Attention: Christina Spangler
                                FreeMarkets, Inc.
                               FreeMarkets Center
                                210 Sixth Avenue
                         Pittsburgh, Pennsylvania 15222

or by telephoning us at (412) 434-0500 between the hours of 9:00 a.m. and 5:00 p.m., Eastern Time.

The information contained in this offer to exchange about us should be read together with the information contained in the documents to which we have referred you.

17.      Miscellaneous.

         This offer to exchange and our SEC reports referred to above include "forward-looking statements." When used in this offer to exchange, the words "anticipate," "believe," "estimate," "expect," "intend" and "plan" as they relate to our company or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents we filed with the SEC, including our annual report on Form 10-K, as amended, for the year ended December 31, 2000, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements.

         We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will elections to exchange be accepted from or on behalf of, the option holders residing in such jurisdiction.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR ELIGIBLE OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                   SCHEDULE A

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF FREEMARKETS, INC.

The directors and executive officers of FreeMarkets, Inc. and their positions and offices as of July 6, 2001, are set forth in the following table:


         NAME                       AGE                POSITION(S)
----------------------            -----    ------------------------------------
Glen T. Meakem                       37    Chief Executive Officer and Chairman of the Board

David J. Becker                      37    President, Chief Operating Officer and Director

Joan S. Hooper                       43    Executive Vice President and Chief Financial Officer, Treasurer and
                                           Secretary

David H. McCormick                   35    Executive Vice President and General Manager of Core Business
                                           Markets

Dr. Eric C. Cooper(1)(2)             42    Director

Raymond J. Lane                      54    Director

Thomas J. Meredith(2)                50    Director

David A. Noble(1)(2)                 42    Director

----------

(1)   Member of compensation committee

(2)   Member of audit committee

The business address of telephone number of each director and executive officer is: c/o FreeMarkets, Inc., FreeMarkets Center, 210 Sixth Avenue, Pittsburgh, Pennsylvania, 15222, (412) 434-0500.


                                       A-1